Exhibit 10.1

RED ROBIN GOURMET BURGERS, INC.
RESTRICTED STOCK GRANT AGREEMENT

This Restricted Stock Grant Agreement (this “Agreement”) between RED ROBIN GOURMET BURGERS, INC. (the “Company”) and DENNIS B. MULLEN (the “Executive”) is dated effective February 27, 2007 (the “Effective Date”).

RECITALS

A.            In consideration for Executive’s service to the Company, the Company has agreed to grant to Executive shares of restricted stock under its 2004 Performance Incentive Plan (the “Plan”) on the terms and conditions set forth herein.

AGREEMENT

1.             Grant of Restricted Stock.

(a)           Stock.  Pursuant to the Plan, Executive is hereby awarded 22,000 shares of the Company’s common stock (the “Common Stock”), subject to the conditions of the Plan and this Agreement (the “Restricted Stock”).

(b)           Plan Incorporated.  Executive acknowledges receipt of a copy of the Plan, and agrees that, except as contemplated by Section 9 below, this award of Restricted Stock shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.             Terms of Restricted Stock.  Executive hereby accepts the Restricted Stock and agrees with respect thereto as follows:

(a)           Vesting.  The Restricted Stock shall vest in full, and no longer be subject to the Forfeiture Restrictions (as defined below) on December 31, 2007.  Notwithstanding the foregoing, the Restricted Stock shall immediately vest and no longer be subject to the Forfeiture Restrictions (as defined below) upon (i) the occurrence of a Change in Control Event, (ii) the date Executive’s employment is terminated by reason of death or Total Disability, (iii) the termination of Executive’s employment by the Company without Cause (as defined in Executive’s Employment Agreement dated September 7, 2005), or (iv) Executive’s voluntary resignation with the consent or at the request of a majority of the Company’s Board of Directors (the “Board”).

(b)           Forfeiture of Restricted Stock.  In the event of a termination of Executive’s employment (i) due to Executive’s voluntary resignation other than with the consent or at the request of a majority of the Board, or (ii) for Cause, Executive shall, for no consideration, forfeit all Restricted Stock to the extent such Restricted Stock is then subject to the Forfeiture Restrictions.  The obligation to forfeit and surrender Restricted Stock to the Company upon termination of Executive’s employment or service and the prohibition against transfer in Paragraph 2(f) below are herein referred to as “Forfeiture Restrictions.”

(c)           For purposes of this Agreement, “Change in Control Event” shall have the following definition (and not the definition stated in the Plan):

(i)            The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (iii)(A), (B) and (C) below;

(ii)           In the event the Board is a classified board, a majority of the individuals who serve in the same class of directors that, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of that class of directors, or in the event the Board is not a classified board, members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)          Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 30% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 30% existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)          Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;

provided, however, that any of the foregoing events shall constitute a Change in Control Event only if Executive’s employment with the Company as Chairman of the Board or as Chief Executive Officer is involuntarily terminated for a reason other than Cause or Executive voluntary terminates for Good Reason within one (1) year following such Change of Control Event.

(d)           “Good Reason” means the occurrence of any of the following after the applicable Change in Control Event: (i) a reduction in Executive’s compensation; (ii) a relocation of the Company’s headquarters to a location more than twenty (20) miles from the location of the Company’s pre-Change of Control Event headquarters; or (iii) a significant reduction in the then-effective responsibilities of Executive as Chairman of the Board or Chief Executive Officer without Executive’s prior written consent.

(e)           “Total Disability” means a “permanent and total disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or as otherwise determined by the Administrator.

(f)            Assignment of Award.  The Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions; provided, however, Executive may transfer the Restricted Stock to any trust or similar entity all of the beneficiaries of which, or a corporation, partnership or limited liability company all of the stockholders and other equity holders, limited and general partners or members of which include any of Executive, one or more of his descendants or his estate; and provided further that any such transferee agrees in writing to be subject to the terms of this Agreement.

(g)           Certificates.  A certificate evidencing the Restricted Stock shall be issued by the Company in Executive’s name, or at the option of the Company, in the name of a nominee of the Company, pursuant to which Executive shall have voting rights and shall be entitled to receive currently all dividends until the Restricted Stock are forfeited pursuant to the provisions of this Agreement.  The certificate shall bear a legend evidencing the nature of the Restricted Stock, and the Company may cause the certificate to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Company as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Agreement.  Upon request of the Administrator, Executive shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock then subject to the Forfeiture Restrictions.  Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend in the name of Executive for the shares upon which Forfeiture Restrictions lapsed.  Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.  The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

3.             Income Tax Matters.

(a)           Except as otherwise provided in Section 13, and to the extent specifically provided in Section 12, Executive shall be solely liable for Executive’s tax consequences of compensation and benefits payable under this Agreement, including any consequences of the application of Section 409A of the Code.

(b)           In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Executive, are withheld or collected from Executive.

(c)           In accordance with the terms of the Plan, and such rules as may be adopted by the Administrator under the Plan, Executive may elect to satisfy Executive’s federal and state tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Stock, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the Restricted Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock already owned by Executive having a Fair Market Value equal to the amount of such tax withholding.  The delivery of any shares under the preceding subsection (iii) must have been owned by Executive for no less than six months prior to the date delivered to the Company if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock units or other restricted stock.  The Company will not deliver any fractional shares of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional shares of Common Stock.  Executive’s election must be made on or before the date that the amount of tax to be withheld is determined, or else the Company shall be entitled to elect the method in which Executive’s federal and state withholding obligations shall be satisfied.

4.             Status of Stock.  Executive agrees that the Restricted Stock will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  Executive also agrees (i) that the certificates representing the Restricted Stock may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock.

5.             Binding Effect.  This Agreement shall bind Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees.

6.             No Guarantee of Continued Position.  This Agreement is not a contract for employment and nothing herein shall supersede or amend the terms of any employment agreement between the Company and Executive or imply that Executive has a right to continued employment with the Company.

7.             Applicable Law.  This Agreement and all rights hereunder shall be governed by the laws of Colorado, except to the extent the laws of the United States of America otherwise require.

8.             Notice.  Any notice required or permitted to be given under this Agreement shall be in writing, signed by the party giving the same.  If such notice is mailed to Executive, it may be sent by United States certified mail, postage prepaid, addressed to Executive’s last known address as shown on the Company’s records.

9.             Conflicts and Interpretation.  In the event of any conflict between this Agreement and the Plan, this Agreement shall control.  In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Administrator has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

10.           Amendment.  The Company may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Executive without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.  Prior to the effectiveness of any modification, amendment or waiver required by tax or accounting rules, the Company will provide notice to Executive and the opportunity for Executive to consult with the Company regarding such modification, amendment or waiver.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

11.           Tax Election.  The Company has advised Executive to seek Executive’s own tax and financial advice with regard to the federal and state tax considerations resulting from Executive’s receipt of Restricted Stock pursuant to this Agreement.  Executive is making Executive’s own determination as to the advisability of making a Section 83(b) election with respect to the

Restricted Stock.  Executive understands that the Company will report to appropriate taxing authorities the payment to Executive of compensation income either (i) upon the vesting of he Restricted Stock or (ii) if Executive makes a timely Section 83(b) election, as of the Effective Date of this Agreement.  Executive understands that he is solely responsible for the payment of all federal and state taxes resulting from this Restricted Stock Grant.  With respect to tax withholding amounts, the Company has all of the rights specified in Section 3 of this Agreement and has no obligations to Executive except as expressly stated in Section 3 of this Agreement.

12.           Section 409A Savings Clause.  It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

13.           Gross-Up Payments.

(a)           Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Agreement) (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes but excluding any taxes or interest imposed by Section 409A of the Code), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  This provision is intended to override the cut-back provisions of Section 7.7 of the Plan.  Notwithstanding the foregoing provisions of this Section 13, if it is determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed by $25,000 the greatest amount that could be paid to the Executive such that the receipt of Payments would not give rise to any excise tax (the “Reduced Amount”), then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b)           Subject to the provisions of Section 13(c) below, all determinations required to be made under this Section 13, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made a certified public accounting firm designated by the Board (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive.  If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control Event, the Board shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)           If the Executive is, or could be, entitled to receive a Gross-Up Payment, pursuant to Section 13(a) the Executive shall take any position requested by the Company (a “Requested Position”) on the Executive’s federal income tax returns with respect to the treatment of the Payment from the Company, any Gross-Up Payment, the payment of any Indemnified Amount (as defined below), and the receipt of any refund or interest paid by the government to the Executive as a result of a Contest (as defined below), provided that: (i) the Company shall provide the Executive with an opinion from a nationally recognized accounting firm that there is “substantial authority” for the Requested Position within the meaning of Code Section 6662; and (ii) the general long term or senior unsecured corporate credit rating of the Company or its successor is at least BBB- as rated by Standard & Poors and Baa3 as rated by Moody’s Investor Services at the time the Executive would be required to take a Requested Position or the Company places in an escrow account or otherwise provides security reasonably requested by Executive to ensure payment to the Executive of the indemnity amount that could become due to the Executive pursuant to the following sentence.  The Company shall indemnify the Executive for any tax, penalty and interest incurred by him as a result of taking the Requested Position.  The amount for which the Executive is indemnified under the preceding sentence (the “Indemnified Amount”) shall be computed on an after-tax basis, taking into account any income, Excise or other taxes, including interest and penalties.  The Executive shall keep the Company informed of all developments in any audit with respect to a Requested Position.  Upon payment of the Indemnified Amount, or (if the Indemnified Amount is not yet payable) upon the Company’s written affirmation, in form and substance reasonably satisfactory to the Executive, of the Company’s obligation to indemnify the Executive with respect to the Requested Position, and provided part (ii) of the first sentence of this Section 13(c) is satisfied at such time, the Company shall be entitled, at its sole expense, to control the contest of any disallowance or proposed disallowance of a Requested Position (a “Contest”), and the Executive agrees to cooperate in connection with a Contest, including, without limitation, executing powers of attorney and other documents at the reasonable request of the Company.  The Indemnified Amount shall be payable whenever an amount is payable to the Internal Revenue Service as a result of the disallowance of a Requested Position.  Following payment by the Company of the Indemnified Amount, if the Requested Position is sustained by the Internal Revenue Service or the courts, the Company shall be entitled to any resulting receipt of interest or refund of taxes, interest and penalties that were properly attributable to the Indemnified Amount.  If a Requested Position is sustained in whole or in part in a final resolution of a Contest, and if the Indemnified Amount therefore exceeds the amount of taxes, penalties and interest payable by the Executive as a result of the Requested Position (determined on an after-tax basis after taking into account payments made pursuant to the preceding sentence and this sentence), any such excess portion of the Indemnified Amount shall be treated as a loan by the Company to the Executive, which loan the Executive must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2).

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Edward T. Harvey
Edward T. Harvey
Lead Director

EXECUTIVE:

/s/ Dennis B. Mullen
Dennis B. Mullen